Consent of Independent Registered Public Accounting Firm

To the Board of Directors
YDI Wireless, Inc. and Subsidiaries
Falls Church, Virginia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 23, 2004 (except for Note 19 as to which the date is March 16, 2004), relating to the consolidated financial statements of YDI Wireless, Inc., which is contained in that Prospectus, appearing in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2003.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP


Bethesda, Maryland
October 25, 2004